Exhibit 3.2

AMENDMENT DATED AS OF MAY 10, 2011
TO
BYLAWS OF
COMMUNITY BANK SHARES OF INDIANA, INC.
DATED JULY 24, 2007

Section 1.                      Amendment to ARTICLE IV of the Bylaws.  ARTICLE IV of the Bylaws is hereby amended by (i) deleting in its entirety Section 4.10, and (ii) replacing the previous text of Section 4.10 with the following text as new Section 4.10:

4.10           Committees; Executive, Audit and Other.

(a)           General.  Standing or special committees may be appointed from its own members by resolution passed by a majority of the Whole Board of Directors (as such term is defined in the Corporation’s Articles of Incorporation) from time to time and the Board of Directors may from time to time invest such committees with such powers as it may see fit subject to such conditions as may be prescribed by the Board.  All committees so appointed shall keep regular minutes of the transactions of their meetings and shall cause them to be recorded in books kept for that purpose in the office of the Corporation.  The designation of any such committee, and the delegation of authority thereto, shall not relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

(b)           Executive Committee.  An Executive Committee may be appointed from its own members by resolution passed by a majority of the Whole Board of Directors.  In the event an Executive Committee is appointed, the members of the Executive Committee shall consist of the following: the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chairman of the Board of Your Community Bank, and the Vice Chairman of the Board of Your Community Bank.  It shall have and exercise all of the authority of the Board of Directors, except in reference to amending the Articles of Incorporation or Bylaws (except as expressly permitted by the Indiana Business Corporation Law (the “Act”)), authorizing distributions (except that it may authorize or approve a reacquisition of shares of capital stock of the Corporation or other distribution if done according to a formula or method or within a range prescribed by the Board of Directors), approving or proposing to stockholders action required by law to be approved by stockholders, approving a plan of merger not requiring stockholder approval, authorizing or approving the issuance or sale or a contract for the sale of shares (except that it may authorize or approve the issuance or sale or a contract for sale of shares of capital stock of the Corporation, or determine the designation and relative rights, preferences and limitations of a class or series of shares of capital stock of the Corporation as prescribed by a resolution of the Board of Directors), adopting, amending or repealing bylaws, or filling vacancies on the Board of Directors or any committee thereof.
(c)           Audit Committee.  An Audit Committee shall be appointed from its own members by a resolution approved by a majority of the Whole Board of Directors, and all members of the Audit Committee shall be directors who are not also officers of the Corporation.  The Audit Committee shall recommend independent auditors to the Board of Directors annually, the scope and results of the audit performed by the Corporation’s independent auditors and the Corporation’s system of internal control with management and such independent auditors, and such other duties as may be set forth in an Audit Committee Charter adopted from time to time by such Committee and the Board of Directors.

Section 2.                      Amendment to ARTICLE V of the Bylaws.  ARTICLE V of the Bylaws is hereby amended by adding the following text as new Sections 5.7, 5.8 and 5.9:

5.7           Chairman of the Board. By majority vote, the Whole Board of Directors may elect from among its members a Chairman of the Board for a term of one (1) year, but the appointment of a Chairman of the Board shall not be required. If a Chairman of the Board shall be elected, then the Chairman of the Board shall (a) preside at board meetings, executive committee meetings and any other meetings of non-management directors that are not standing or special committee meetings, (b) have approval over information sent to the Board and the Board meeting agenda, (c) serve as the principal liaison to the independent directors, (d) set meeting schedules to ensure that independent directors have time to discuss all agenda items and (e) have such other duties and authority as may be prescribed by the Board of Directors from time to time. In general the Chairman of the Board shall perform all duties incident to the position of chairman of the board or as may be prescribed by the Board of Directors or these Bylaws from time to time.

5.8           Vice Chairman. By majority vote, the Whole Board of Directors may elect from among its members a Vice Chairman for a term of one (1) year, but the appointment of a Vice Chairman shall not be required. If a Vice Chairman shall be elected, then the Vice Chairman shall have such duties and authority as may be prescribed by the Board of Directors from time to time, which shall include taking over the duties of the Chairman of the Board in the event the Chairman is unavailable.

5.9           Term Limits. Any person elected as Chairman of the Board or Vice Chairman of the Board shall serve in such capacity for a maximum of four (4) consecutive one-year terms (the “Maximum Term Limit”), whereafter a period of two (2) consecutive years shall pass before such person is re-eligible to serve again in such capacity.